CONTACT:	S. Leslie Jewett
(949) 255-0500
ljewett@calfirstbancorp.com

CFNB SECOND QUARTER EARNINGS UP 63%

NET INVESTMENT IN LEASE AND LOANS OF $502 MILLION UP 20% FROM YEAR EARLIER

IRVINE, CALIFORNIA, January 21, 2015 -- California First National Bancorp (NASDAQ: CFNB; “CalFirst Bancorp”) today announced net earnings of $3.6 million for the second quarter ended December 31, 2014, a 63% increase from net earnings of $2.2 million for the second quarter of fiscal 2014.  For the six months ended December 31, 2014, net earnings increased 50% to $6.0 million from $4.0 million for the first six months of fiscal 2014.  Diluted earnings per share for the second quarter of fiscal 2015 of $0.34 were up 63% from $0.21 for the second quarter of fiscal 2014, while diluted earnings per share of $0.58 for the first six months of fiscal 2015 also increased 50% from $0.38 per share for the same period of fiscal 2014.

The increase in net earnings during the second quarter of fiscal 2015 includes the pre-tax recovery of $2,743,918 from the settlement of claims filed in a TFT-LCD (thin-film transistor liquid display) products antitrust case and a $690,000 increase in net interest income. On October 31, 2014, the Company disclosed that it received the $2.7 million payment on claims filed in antitrust litigation filed against certain manufacturers of TFT-LCD panels over allegations that between 1999 and 2006 the manufacturers conspired to fix the prices of those panels.

Selected Interest-Earning Asset and Interest-Bearing Liability Data

	Quarter Ending December 31,				Six Months Ending December 31,
(dollars in thousands)	2014		2013		2014		2013
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Interest-earning assets
Interest-earning deposits	$48,563	0.16%	$63,574	0.15%	$50,202	0.18%	$72,417	0.16%
Investment securities	49,778	2.61%	41,335	3.52%	44,682	2.73%	43,095	3.51%
Commercial loans	174,507	3.65%	80,860	3.96%	156,221	3.63%	76,987	4.09%
Net investment in leases	318,479	4.74%	330,285	4.47%	315,768	4.74%	332,696	4.51%
Total interest-earning assets	$591,327	3.87%	$516,054	3.78%	$566,873	3.87%	$525,195	3.77%
Interest-bearing liabilities
Deposits	$382,122	0.94%	$339,818	0.90%	$375,996	0.93%	$342,095	0.91%
Borrowings	14,793	0.30%	-	0.00%	10,925	0.29%	-	0.00%
Total interest-bearing liabilities	$396,915	0.92%	$339,818	0.90%	$386,921	0.91%	$342,095	0.91%
Net interest spread (1)		2.95%		2.88%		2.96%		2.86%
Net interest margin (2)		3.25%		3.19%		3.25%		3.17%

1) Net interest spread is the difference between average yield on interest-earning assets and average rate paid on interest-bearing liabilities.

2) Net interest margin represents net interest income as a percent of average interest-earnings assets.

Total interest income for the second quarter of fiscal 2015 increased 17% to $5.7 million from $4.9 million during the second quarter of the prior year.  This increase includes a $793,000, or 99%, increase in commercial loan income that reflected a 116% increase in average loan balances to $174.5 million, offset somewhat by a 31 basis point decline in average rates earned to 3.65%. Direct finance income increased by $87,700 or 2%, as a 28 basis point increase in the average yield to 4.74% offset a 4% decrease in the average investment in leases to $318.5 million. The average yield on all leases and loans held in the Company’s portfolio decreased by 1 basis point to 4.36% as the combined average balance increased 20%. Investment income declined by 11%, or $43,600, as average cash and investment balances declined 6% to $98.3 million and the average yield declined 8 basis points to 1.40%.

Interest expense paid on deposits and borrowings during the second quarter of fiscal 2015 increased by $147,000, or 19%, reflecting a 17% increase in average balances to $396.9 million while the average rate paid increased from 0.90% to 0.92%. The average rate paid during the second quarter benefitted from increased borrowings from the Federal Home Loan Bank Board (FHLB) at an average rate of 0.30% that offset an increase in average deposit costs from 0.90% to 0.94%. The Company made a $400,000 provision for credit losses during the second quarter of fiscal 2015, which compared to no provision made during the quarter ending December 30, 2013. The second quarter 2015 provision related to the 23% growth in the loan portfolio during the quarter and a slight increase in credit risk of the lease portfolio. All of the above factors led to a $289,800, or 7%, increase in net interest income after provision for credit losses to $4.4 million.

Total non-interest income of $4.7 million for the second quarter of fiscal 2015 was up 113% from $2.2 million for the same period of the prior year. Non-interest income for the three months ended December 31, 2014 includes the $2.7 million gain mentioned above, as well as a $1.2 million gain on the sale of leases and a $437,700 gain on the sale of an investment security that offset a $575,400 decrease in income from leases reaching the end of term during the quarter. The second quarter of fiscal 2014 included a $1.3 million gain realized on the sale of leases.

Total interest income for the first six months of fiscal 2015 increased 11% to $11.0 million from $9.9 million for first six months of the prior year as a result of a $1.3 million increase in commercial loan income that reflected a 103% increase in average loan balances to $156.2 million, offset somewhat by a 45 basis point decline in average rates earned to 3.63%. For the first six months of fiscal 2015, direct finance income was essentially unchanged at $7.5 million as the average investment in leases declined 5% to $315.8 million while the average yield earned increased by 23 basis points to 4.74%. For the first six months of fiscal 2015, the average yield on all leases and loans held in the Company’s portfolio decreased 6 basis points to 4.37% on combined average balances that were 15% higher. Investment and interest income declined by 19%, or $158,300, to $656,000 as average cash and investment balances decreased 18% to $94.9 million and average yields declined by 3 basis points to 1.38%. Over the past year, maturing corporate securities were replaced by U.S. treasuries yielding substantially less, reducing average investment yields for the first six months of fiscal 2015 to 2.73% from 3.51% for the first six months of fiscal 2014.

For the six months ended December 31, 2014, interest expense on deposits and borrowings increased by $212,700, or 14%, to $1.8 million on a 13% increase in average deposits and borrowings to $386.9 million compared to the first six months of the prior year. The average rate paid was unchanged at 0.91% as FHLB borrowings helped offset the increase in deposit costs from 0.91% to 0.93%.  During the first six months of fiscal 2015, the Company made a provision for credit losses of $675,000, compared to no provision recorded during the first six months of fiscal 2014. The provision in fiscal 2015 supports the 48% growth in the loan portfolio since June 2014 and a slight increase in credit risk of the lease portfolio during the second quarter of fiscal 2015. All of these factors led to a $194,000, or 2.3%, increase in net interest income after provision for credit losses to $8.5 million for the first six months of fiscal 2015.

Total non-interest income of $7.2 million for the first six months of fiscal 2015 was up 100% from $3.6 million reported for the first six months of fiscal 2014.  The increase included the $2.7 million recovery on the TFT-LCD litigation, an increase of $529,000 of income from leases reaching the end of term during the first six months of fiscal 2015 and $347,000 of net gains realized on securities.

During the second quarter of fiscal 2015, CalFirst Bancorp’s non-interest expense of $3.3 million increased 19% from $2.8 million for the second quarter of the prior year, while non-interest expense of $6.0 million for the first six months of fiscal 2015 was up 10% from $5.4 million for the first six months of fiscal 2014.  The increase in expenses during both periods is due primarily to higher compensation expense related to the sales organization as well as higher incentive compensation paid.

Commenting on the results, Mr. Patrick E. Paddon, President and Chief Executive Officer, indicated, “The net investment in leases and loans of $502.0 million at December 31, 2014 is up 20% from $419.5 million at December 31, 2013, and 10.1% from $455.8 million at June 30, 2014, benefiting from management’s ability to develop the commercial loan portfolio. During the second quarter of fiscal 2015, CalFirst Bank submitted a plan to its primary regulator, the Office of the Comptroller of the Currency (“OCC”) and received approval to eliminate limitations previously imposed on CalFirst Bank’s ability to grow the loan portfolio.

“During the second quarter of fiscal 2015, commercial loans booked of $46.3 million increased 75% from $26.5 million booked during the second quarter of fiscal 2014, while commercial loan bookings of $71.7 million for the first six months were up 170%. Lease bookings of $52.7 million for the second quarter of fiscal 2015 were 15% below $62.1 million booked during the second quarter of fiscal 2014, but for the six months ended December 31, 2014, lease bookings of $118.3 million were up 15.2%. As a result, total second quarter loan and lease bookings of $99 million increased 12% from $88.7 million the year before, with total lease and loan bookings for the first six months of fiscal 2015 of $190.0 million up 47% from the same period of fiscal 2014.

“Fiscal 2015 second quarter lease and loan originations were 18% greater than the second quarter of fiscal 2014, aided by strong growth in commitments on loan participations that offset a 24% decline in new lease originations.  For the first six months of fiscal 2015, lease and loan originations were up 14%, again due to strength in loan commitments. With the high level of bookings during the first six months, the estimated backlog of approved lease and loan commitments declined to $110 million at December 31, 2014, 9% below the level at December 31, 2013, and down from $140.7 million at September 30, 2014.

“The Company’s total assets at December 31, 2014 increased 12.5% to $652.0 million, with stockholders equity of $185.2 million representing 28.4% of total assets. In addition to lease and loan growth noted above, the portfolio of investment securities increased to $56.8 million at December 31, 2014 from $29.3 million at June 30, 2014. The increase during the six months of fiscal 2015 primarily related to the acquisition of US Treasury notes.”

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits from a centralized location by posting rates on the Internet, and provides lease financing and commercial loans to businesses and organizations nationwide.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties.  The statements in this press release that are not strictly historical in nature constitute “forward-looking statements.”  Such statements include expectations regarding growth in loan or direct finance income and lease and loan bookings.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements.  Consequently, if such management assumptions prove to be incorrect or such risks or uncertainties materialize, the Company’s actual results could differ materially from the results forecast in the forward-looking statements.  All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2014 Annual Report on Form 10-K and the 2015 quarterly reports on Form 10-Q.

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statements of Earnings

(000's except per share data)

	Three months ended			Six months ended
	December 31,		Percent	December 31,		Percent
	2014	2013	Change	2014	2013	Change

Finance & loan income	$5,370	$4,489	19.6%	$10,315	$9,075	13.7%
Investment interest income	344	388	(11.3)%	656	814	(19.4)%
Total interest income	5,714	4,877	17.2%	10,971	9,889	10.9%

Interest expense on deposits & borrowings	911	764	19.2%	1,769	1,556	13.7%

Net interest income	4,803	4,113	16.8%	9,202	8,333	10.4%
Provision for credit losses	400	-	0.0%	675	-	0.0%
Net interest income after provision for credit losses	4,403	4,113	7.1%	8,527	8,333	2.3%

Non-interest income
Operating & sales-type lease income	66	386	(82.9)%	200	885	(77.4)%
Gain on sale of leases & leased property	1,342	1,678	(20.0)%	3,702	2,460	50.5%
Gain on sale of investment securities	438	-	0.0%	438	-	0.0%
Other-than-temporary impairment loss	-	-	0.0%	(91)	-	0.0%
Other fee income	2,819	126	N.M.	2,963	257	N.M.
Total non-interest income	4,665	2,190	113.0%	7,212	3,602	100.2%

Non-interest expenses
Compensation & employee benefits	2,426	1,954	24.2%	4,351	3,701	17.6%
Occupancy	158	161	(1.9)%	317	366	(13.4)%
Professional services	157	145	8.3%	305	301	1.3%
Other general & administrative	544	498	9.2%	984	1,049	(6.2)%
Total non-interest expenses	3,285	2,758	19.1%	5,957	5,417	10.0%

Earnings before income taxes	5,783	3,545	63.1%	9,782	6,518	50.1%

Income taxes	2,226	1,361	63.6%	3,766	2,503	50.5%

Net earnings	$3,557	$2,184	62.9%	$6,016	$4,015	49.8%

Basic earnings per common share	$0.34	$0.21	62.8%	$0.58	$0.38	49.8%
Diluted earnings per common share	$0.34	$0.21	62.7%	$0.58	$0.38	49.7%

Weighted average common shares outstanding	10,460	10,448		10,460	10,448
Diluted number common shares outstanding	10,460	10,451		10,460	10,451

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets

(000’s)

	December 31,	June 30,	Percent
	2014	2014	Change
ASSETS
Cash and short term investments	$50,058	$40,122	24.8%
Investment securities	56,839	29,316	93.9%
Net receivables	1,509	680	121.9%
Property for transactions in process	26,568	40,567	(34.5)%
Net investment in leases	311,424	326,619	(4.7)%
Commercial loans	190,546	129,186	47.5%
Income tax receivable	321	1,658	(80.6)%
Other assets	1,864	2,762	(32.5)%
Discounted lease rentals assigned to lenders	12,872	8,640	49.0%
	$652,001	$579,550	12.5%

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$6,705	$4,655	44.0%
Income taxes payable, including deferred taxes	13,343	15,284	(12.7)%
Deposits	402,947	355,810	13.2%
Borrowings	26,858	6,858	291.6%
Other liabilities	4,108	4,558	(9.9)%
Non-recourse debt	12,872	8,640	49.0%
Total liabilities	466,833	395,805	17.9%
Stockholders' Equity	185,168	183,745	0.8%
	$652,001	$579,550	12.5%